Exhibit 10.1 - Management Services Agreement dated September 8, 2008 between East Fork Biodiesel, LLC and Renewable Fuels Management, LLC

MANAGEMENT SERVICES AGREEMENT

This Management Agreement (“Agreement”) is made and entered into as of the Effective Date by and between Renewable Fuels Management, LLC, a limited liability company organized and existing under the laws of the state of Iowa, with offices at Huxley, Iowa (“RFM”), and East Fork Biodiesel, LLC, a limited liability company, organized and existing under the laws of the state of Iowa, with offices at 2108 140th Avenue, Algona, Iowa 50511 (“EFB”); (RFM and EFB may sometimes be referred to individually as a “Party” or collectively as the “Parties”).

RECITALS: EFB and RFM have entered into discussions with respect to providing senior management services for EFB in Algona, Iowa. EFB has recognized the importance of engaging an experienced manager to lead its company as its Chief Executive Officer in order to drive EFB’s business interest forward. EFB and RFM have discussed the general terms and conditions under which RFM would provide executive management and operational services to EFB, with respect to its biodiesel operations, which the parties wish to reduce to this writing.

NOW, THEREFORE, in consideration of the premises, the mutual promises, and the representations, warranties and covenants herein contained, the sufficiency of which is hereby mutually acknowledged, the Parties agree as follows:

ARTICLE 1

EFFECTIVE DATE

This Agreement shall become effective and enforceable with the Effective Date being the date that the Agreement is fully executed by both Parties.

ARTICLE 2

TERM

This Agreement shall be effective as of the Effective Date and shall remain in force for an initial period of two (2) years from the Effective Date.

Notwithstanding the foregoing, this Agreement may be terminated by EFB upon thirty (30) days of written notice in the event of transfer of a controlling interest in EFB's membership units or the sale of its assets; likewise, RFM may terminate this agreement upon ninety (90) day notice in the event of transfer of a controlling interest in RFM's membership units or the sale of its assets.

EFB may terminate this Agreement if, in the sole opinion of EFB, the CEO’s performance is unsatisfactory; EFB will provide written notice identifying the specific reasons it deems the CEO performance as unsatisfactory; upon receipt of such written notice by RFM, RFM will have thirty (30) days to correct the performance of CEO to EFB satisfaction, if the CEO’s performance remains unsatisfactory, in the sole opinion of EFB, at the end of the thirty (30) day cure period, EFB shall have the right to terminate this Agreement upon thirty (30) days of written notice to RFM.

If in the sole discretion of EFB, EFB chooses to cease or suspend production operations of the plant, EFB shall have the right to terminate this Agreement upon sixty (60) days written notice to RFM. If prior to the end of the 60 day period, EFB takes action to operate the plant, such notice shall be cancelled, and this agreement shall be in full affect.

Additionally, this Agreement may be terminated by either Party upon a material breach of the Agreement by the other Party and such defaulting Party shall have failed to cure such breach within sixty (60) days of written notice provided by non-defaulting Party. Further, this Agreement may be terminated, automatically, in the event of a bankruptcy or insolvency of either Party thereto. Further, this Agreement may be immediately terminated, at the option of EFB, if Chris Daniel ceases to be available to act as CEO under this Agreement.

ARTICLE 3

GENERAL SCOPE

Subject to the terms of this Agreement, and in consideration of the fee for such services to be paid by EFB as set out herein, RFM will provide Chris Daniel as Chief Executive Officer to provide senior level management and direction of EFB’s biodiesel business. In fulfilling its duties and obligations hereunder, RFM, and the CEO provided by RFM, shall cooperate with EFB and act in a manner to maximize the long-term success and profitability of EFB.

   RFM                                                                                                                                                                                                                                                                                                EFB

ARTICLE 4

RFM RESPONSIBITIES

Pursuant to the conditions defined in this Agreement, RFM agrees to provide the following:

4.1

Senior Management Service. As a condition of this Agreement, RFM will specifically provide Chris Daniel, as accepted by EFB, to serve in the capacity of Chief Executive Officer for EFB. The CEO will be responsible for providing strategic business direction as well as implementation of EFB’s business plan and oversight of all business and facility operations. The CEO will work primarily at the EFB business site in Algona typically Monday - Thursday. Specific duties to be accomplished to the best of the CEO’s ability are detailed in Exhibit A attached to this Agreement (“Services”).

4.2	CEO Reporting and Compensation.
4.2.1	The CEO will report to the Chairman of the Board of EFB as well as the CEO of RFM with regard to facility operations, financial performance, as well as CEO performance.
4.2.2	The parties specifically agree that this Agreement shall not be construed as creating an employer/employee relationship between EFB and Chris Daniel.
4.2.3	All employee compensation and employee benefits associated with the position of the CEO, as provided by RFM, will be paid by RFM
4.3

Renewable Fuels Management Consultation. RFM senior managers will participate with CEO and EFB Board at no additional cost to EFB, to provide strategic business insight as well as consultation regarding ongoing business operations, strategic planning, accounting feedback, and financing reviews.

ARTICLE 5

EFB RESPONSIBILITIES

Concurrent with performance of the obligations of RFM as previously set out in this Agreement, EFB understands and recognizes that it shall be the obligation of EFB to:

5.1

CEO Authority. Grant the CEO full authority to direct the personnel and operations of EFB business while acting in compliance with EFB’s operating agreement and other governing documents and existing contractual arrangements provided to the CEO by the Board. Additionally, Authorize the CEO to work with, and receive information from, EFB’s legal counsel, accountants, and auditing resources.

5.2

Access to Information. Provide the CEO with access to all financial documents, information systems, agreements, confidential information, software systems, and other company information as may be available.

5.3	Funding.
5.3.1

Under no circumstance shall any provision of this Agreement require or imply an obligation for RFM to provide funding to operate the facility or EFB’s business. EFB shall provide office space, at its site, for exclusive use of CEO.

5.3.2

Payment or reimbursement for reasonable travel and other similar out-of-pocket expenses incurred in furtherance of the business of EFB and in fulfillment of the duties of the CEO upon submission and substantiation of such expenses as may be required for tax or auditing purposes shall be paid by EFB; EFB shall not be responsible for expenses associated with CEO’s travel, lodging, or other expenses specifically associated with enabling the CEO’s presence at the EFB site in Algona.

5.4

Officer’s Insurance. Designate the CEO, as provided by RFM, as an insured under EFB’s Director’s and Officer’s Insurance coverage with adequate protection limits if permitted by insurer, EFB will use its best efforts to have its Director’s and Officer’s Insurance policy coverage endorsed to cover the CEO.

ARTICLE 6

CONSIDERATION

In consideration of the services to be provided during the term of this Agreement, EFB agrees to the following:

   RFM                                                                                                                                                                                                                                                                                                EFB

6.1

Monthly Fee. EFB will pay to RFM a flat fee of $20,000.00 per month to be paid regardless of the gallons of biodiesel produced for the first twelve (12) months of this Agreement; the first month fee shall be prorated based on Effective Date of this Agreement as defined in Article 1. The Parties agree to review the fee structure of this Agreement after the first twelve (12) months of the Agreement and in good faith negotiate adjustments as necessary. Changes to the fee structure may only be made by properly executed written amendment to this Agreement. In the event the Parties are unable to reach a satisfactory agreement regarding adjustments to the fee structure of the Agreement after the first twelve (12) months of the Agreement, either Party shall have the right to terminate this Agreement with thirty (30) days written notice in accordance with Article 12 of this Agreement.

6.2	Payment of Fee. The Monthly Fee shall be due on the first (1st) business day of the month following the month for which such fees are payable.
6.3

Unit Purchase Option. As an incentive to RFM, and as additional compensation for the services being rendered, EFB agrees to make membership units of EFB available to RFM through Unit Purchase Options (Options). A total of 2500 units, will be made available over the course of this Agreement upon the following conditions:

6.3.1	Options will be granted in two awards of 1250 units each defined as an Initial Option and Final Option;
6.3.2

An Initial Option for 1250 units will be granted upon successful completion of the first fourteen (14) months of this Agreement and upon EFB having a positive net income over a trailing twelve (12) month period from within the first fourteen (14) months;

6.3.3

A Final Option of 1250 units will be granted upon successful completion of the full twenty-four (24) month term of this agreement provided EFB shall have a positive net income for the twelve (12) month period immediately preceding the expiration date of this Agreement;

6.3.4	The purchase price of units to be granted under the Initial Option and Final Option shall be $600 per unit;
6.3.5

If during the first twelve (12) months of this Agreement, EFB enters into an agreement to sell a controlling interest in EFB's membership units or merge EFB or an agreement for the sale of substantially all of its assets, and EFB then terminates this Agreement, RFM will be granted immediately the Initial Option which would have been attainable by RFM after the first fourteen (14) months of this Agreement. If during the second twelve (12) months of this Agreement, EFB enters into an agreement to sell a controlling interest in EFB's membership units or merge EFB or an agreement for the sale of substantially all of its assets, and EFB then terminates this Agreement, RFM will be granted immediately the Final Option which would have been attainable by RFM at the completion of the twenty-fourth (24th) month of this Agreement.

6.3.6	Except as limited or shortened by Section 6.3.7, RFM will have a period of 36 months from the date the specific Option is granted to exercise the specific Option granted.
6.3.7

In the event of a proposed merger of EFB or sale of a controlling interest in EFB's membership units or a proposed sale of substantially all of EFB’s assets, within 15 days of RFM receiving notice of the proposed transaction, but no later than the proposed day of closing of the transaction, RFM shall provide notice to EFB of its intent to exercise, or to decline to exercise, its Options. If RFM intends to exercise its Options, RFM shall also provide evidence of its ability to fund the Option price at the time it notifies EFB of its intent to exercise said Options. RFM shall not be required to exercise the Options and fund the purchase price of the Options until the closing of the EFB merger or sale transaction, at which time it shall tender its vested and exercisable units as provided under the terms of such transaction.

6.3.8

In connection with the exercise of the option, EFB will make disclosure to RFM as it deems necessary and RFM, if it elects to exercise option, shall acknowledge receipt of such disclosure and sign a Subscription Agreement.

6.3.9	The parties agree that this contract shall be disclosed by EFB in an 8-K filing with the SEC within four (4) business days after execution by the parties.
6.3.10

Covenants of EFB. EFB covenants and agrees that all units granted pursuant to the Options will, upon issuance, be duly authorized and issued, fully paid, and free from all taxes, liens, and charges with respect to the issue thereof. EFB further covenants and agrees that during the period within which rights represented by these Option may be exercised, EFB will at all times have authorized and reserved for the purposes of issue or transfer upon exercise of rights evidenced by these Options a sufficient number of membership units provide for the exercise of the rights represented by these Options.

   RFM                                                                                                                                                                                                                                                                                                EFB

ARTICLE 7

CONFIDENTIALITY

EFB and RFM agree that in the performance of this Agreement, each party may receive or otherwise learn of certain items of information, including financial and contract information, that are non-public, proprietary, or confidential to the other or to parties with whom EFB or RFM have entered into contractual relationships (herein “Confidential Information” ) with respect to this Agreement or otherwise, the disclosure of which to third parties would be injurious to EFB or RFM or to parties with whom EFB or RFM have entered into contractual relationships. Each party as recipient (the “Recipient”) agrees not to use the Confidential Information of the other party (the “Provider”) for any purpose other than as required to perform this Agreement. Recipient agrees to disclose the Confidential Information of the Provider only to such directors, officers, employees, affiliates, consultants, agents, and third parties (“Representatives”) as are required to allow Recipient to perform under this Agreement, who are first informed of the restrictions upon use of the Confidential Information and who agree to keep such information confidential and who agree to be bound by the terms of these confidentiality provisions to the same extent as if they were parties hereto. Recipient will be responsible for any breach of these confidentiality provisions by any of its Representatives and agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. Recipient agrees that the actual or threatened disclosure of the Confidential Information would cause the Provider immediate and irreparable harm, which may not be adequately compensated by money damages. Accordingly, in the event of a breach of these confidentiality provisions by Recipient or its Representatives, the Recipient specifically agrees, that in addition to all other remedies available at law or in equity, the Provider shall be entitled to equitable relief, including an injunction to limit or prevent such actual or threatened disclosure, together with recovery of costs of litigation from Recipient as a result of breach, including reasonable attorney fees. These obligations of confidentiality shall not apply to any information which: (a) was known to Recipient or was in the public domain prior to disclosure hereunder; or (b) becomes known to the public from a source other than Recipient; or (c) is disclosed to Recipient by a third party having a legal right to make such disclosure.

The parties acknowledge that in order to comply with certain statutory or regulatory requirements, this Agreement may need to be disclosed to the Securities Exchange Commission, the Iowa Securities Bureau or other regulators, and agree to allow such disclosure.

ARTICLE 8

INTELLECTUAL PROPERTY RIGHTS

8.1

EFB shall have no right under the Agreement to make use of any brand names trademarked by RFM, nor any of the intellectual properties or know-how developed by RFM in conjunction with the operation of plants similar to the EFB’s facility, or to use any of RFM’s intellectual properties and know-how other than pursuant to such separate licensing arrangements as may be entered into by the parties (if any), but the parties expressly agree that no such rights are being conveyed by virtue of the execution or performance of this Agreement. Likewise, RFM shall have no right under the Agreement to make use of any brand names trademarked by EFB, nor any intellectual properties or know-how developed separately by EFB, other than pursuant to such separate licensing arrangements as may be entered into by the parties (if any), but the parties expressly agree that no such rights are being conveyed by virtue of the execution or performance of this Agreement.

8.2

Notwithstanding any provision to the contrary contained herein, all copyrightable material originated and developed, in whole or part, by  CEO in connection with services provided within the scope of and during the term of this Agreement (the “Works”) shall constitute “works made for hire” for EFB, as that phrase is defined in Sections 101 and 201 of the Copyright Act of 1976 (Title 17, United States Code) and, if particular Works do not fall within the definition of “works made for hire,” RFM does and shall irrevocably grant, assign and transfer all rights, title and interests in the copyright to those Works to EFB presently, or immediately upon creation of the material, and without the need for further written agreement or compensation. If RFM retains any proprietary rights in any components of the Works, RFM does and shall irrevocably grant, assign and transfer to EFB presently, or upon creation, all of RFM’s rights, title and interests in and to the rights to such components, including, but not limited to, all copyright rights, without the need for further written agreement or compensation. If RFM has or may have so-called “moral rights” or droit morale with regard to any Works or their components, to the extent such rights are assignable or transferable, RFM does and shall irrevocably assign and transfer them to EFB presently, or upon creation, without the need for further written agreement or compensation, and, to the extent that such rights are not assignable, but waiveable, RFM shall waive them.

ARTICLE 9

INDEMNIFICATION

The parties shall have the following indemnification/hold harmless rights and obligations hereunder:

Except as to matters for which RFM is required to defend, indemnify and hold harmless EFB as defined below, EFB shall defend, indemnify and hold RFM, and its directors, officers and employees, harmless from and against any and all claims, suits, losses,

   RFM                                                                                                                                                                                                                                                                                               EFB

liabilities, costs, damages and expenses, including reasonable attorneys’ fees and court costs, related to, arising out of or in connection with the services contemplated by this Agreement or in defending any legal action or claim arising out of this Agreement, or EFB’s actions or inactions taken hereunder.

RFM shall defend, indemnify and hold EFB, and its directors, officers and employees, harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses, including reasonable attorneys’ fees and court costs, suffered or incurred by any such party arising from or as a result of: (i) breach by RFM or any representative, agent, officer or employee of RFM (excluding any representative, agent, officer of EFB unless such individual is also employed by RFM), of any warranty, representation, term, covenant or condition of this Agreement; or (ii) violation of applicable law or governmental rule or regulation, gross negligence, fraud or willful misconduct by RFM or any representative, agent, officer or employee of RFM (excluding any representative, agent, officer of EFB unless such individual is also employed by RFM),

Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct of the parties hereto, the parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct as determined by the opinion of a court of competent jurisdiction.

ARTICLE 10

FORCE MAJEURE

Neither party hereto shall be liable for any delay arising from circumstances beyond its control including (but not limited to) acts of God, riot or civil commotion, industrial dispute, fire, flood, drought, shortage of material or labor or act of government, terrorist acts, war, or sabotage, provided that the party seeking to be excused shall make every reasonable effort to minimize the delays and business impacts resulting there from, and shall give prompt written notice of the force majeure event to the other party. The obligations of the party giving notice, so far as they are affected by the force majeure event, will be suspended during, but not longer than, the continuance of the force majeure event. The affected party must act with commercially reasonable diligence to resume performance and notify the other party that the force majeure event no longer affects its ability to perform under the Agreement.

ARTICLE 11

RERESENTATION and WARRANTIES

As a material inducement to the other party to enter into this Agreement and with the understanding that the other party shall be relying thereon in consummating the transaction contemplated hereunder, each party hereby represents and warrants to the other party as follows:

11.1	Authorization. The execution of this Agreement has been duly authorized by the appropriate owners and board of governance as may be required for such party to proceed;
11.2

Standing. Such party is duly organized, validly existing and in good standing under the laws of the state of formation and such other states as may be required for this transaction, and has all requisite power and authority to consummate the transactions contemplated hereunder.

11.3	Consents. No approval or consent is needed from any third party with respect to the performance of obligations hereunder by such party.
11.4

Breaches. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and shall not result in any material breach of any terms or conditions of any mortgage, agreement or contract or obligation entered in to by such party (or in the case of EFB by which the Biodiesel Facility is bound), nor, to the best of such party’s knowledge, shall they violate any statute, regulation, judgment or decree of any court in which such party may be bound (or in the case of EFB by which the Biodiesel Facility may be subject).

11.5

Litigation. There is no action, suit or proceeding pending, or to the best of such party’s knowledge, threatened against such party which might prevent or delay such party’s performance of its obligations hereunder.

ARTICLE 12

NOTICES

Any notice, demand, consent, election, offer, approval, request or other communication required to be given under this Agreement (a "Required Notice") must be in writing and either delivered personally, sent by overnight delivery courier, or sent by certified or registered mail, postage prepaid, return receipt requested. Notice will be effective upon receipt. Notices shall be addressed to the parties at their addresses set forth below, or such other addresses as may subsequently be designated in writing by such party. Any notice or other

   RFM                                                                                                                                                                                                                                                                                               EFB

communications made shall be deemed to have been given when received or refused. A party may change its address for notice by giving notice of such address as provided in this Section.

To EFB:	East Fork Biodiesel, LLC
2108 140th Avenue
Algona, Iowa 50511
Attention: Ken Clark

With Copy To:	Lane & Waterman LLP
220 N. Main Street, Suite 600
Davenport, Iowa 52801
Attention: Terry M. Giebelstein

To RFM:	Renewable Fuels Management, LLC
708 N. Hwy 69
PO Box 129
Huxley, Iowa 50124
Attention: Ron Hickman

With Copy To:	Leonard, Street, and Dienard, Professional Association
3800 Eighth Street North, Suite 102
Saint Cloud, Minnesota 56302
Attention: Aaron Crandall

ARTICLE 13

MISCELLANEOUS

13.1	Benefits. This Agreement shall bind and benefit the parties and their permitted successors and assigns.
13.2

Assignment. Neither party may assign any of its rights in or delegate any of its duties under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, a party (“Assignor”) may without the need for consent from the other party assign any or all of its rights, duties and obligations under this Agreement to another entity, or to such party’s affiliate or successor (collectively herein “Assignee”), if such Assignee expressly assumes all obligations not otherwise remaining with Assignor hereunder, and Assignor nonetheless remains responsible hereunder.

13.3

Survivability. All covenants, indemnities, guarantees, representations and warranties by each Party and obligations of each Party arising prior to the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

13.4

Enforceability. Either Party's failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party's right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving Party.

13.5

Entire Agreement - Amendments. This Agreement contains the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements and understandings. This Agreement may not be amended except in writing properly executed by the Parties hereto. Except as specifically amended, this Agreement shall remain in full force and effect as written.

13.6

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability.

13.7

Independent Status. Subject to the terms and conditions of this Agreement, RFM is authorized to perform services for EFB as set out in the Agreement as an independent contractor and as an agent with such authority as is necessary to carry out the services herein provided. Nothing in this Agreement or in the course of dealing by the parties shall be construed to constitute EFB and RFM as partners, joint venturors, or as guarantors for one another or as authorizing either party to obligate the other in any manner except as is necessary for RFM to fulfill the services provided for hereunder.

   RFM                                                                                                                                                                                                                                                                                               EFB

13.8	Annual Review. The Parties agree to review this Agreement on an annual basis. Any changes to the Agreement shall require mutual written consent of the Parties.
13.9

Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any Party to any counterpart shall be deemed a signature to the Agreement, and may be appended to, any other counterpart

13.10

Headings. The headings to the various paragraphs of this Agreement are solely for the convenience of the Parties, are not part of the Agreement and shall not be used for the interpretation of the validity of the Agreement or any provision hereof.

13.11

Jurisdiction and Venue. Choice of Law. Parties agree and acknowledge that they are transacting business in the State of Iowa and that this Agreement shall be governed by, subject to, and construed according to the internal laws, and not the laws relating to conflicts of law, of the State of Iowa.

13.12

Damages. Neither party shall under any circumstances be liable to the other party for any special, indirect, incidental, consequential, exemplary or punitive damages resulting or arising from this Agreement, any performance or nonperformance under this Agreement or termination of this Agreement, except to the extent caused by the gross negligence, willful misconduct or fraud of such party. This limitation applies regardless of whether the damages or other relief are sought based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.

13.13

Non-Exclusive Arrangement. EFB acknowledges that RFM shall not be required to tend to the business and affairs of EFB as RFM’s sole and exclusive function, and RFM may have other business interests and may engage in other activities in addition to those relating to EFB, in RFM’s sole discretion, including businesses and activities which are or may be competitive with EFB. Provided however, RFM shall continue to have the obligation to manage EFB in the best interest of EFB. Neither EFB nor any other entity shall have any rights by virtue of this Agreement or any applicable law in or to the other business ventures of RFM or to the income, gains, losses, deductions and credits derived there from by RFM.

Renewable Fuels Management, LLC		East Fork Biodiesel, LLC

By:		By:
	Ron Hickman		Kenneth Clark
Its:	Chief Executive Officer	Its:	President

Date:	September 8, 2008	Date:	September 8, 2008

   RFM                                                                                                                                                                                                                                                                                               EFB

Exhibit A to

Management Services Agreement (“Agreement”)

Renewable Fuels Management, LLC and East Fork Biodiesel, LLC

Listing of Senior Management Services to be Provided

Pursuant to the Agreement to which this is attached, and as a part of the services it will perform there under, RFM will provide to EFB the senior management services as set out hereafter.

➢	Oversight of all contractual relationships specifically addressing all performance and compliance issues as required to reach resolution;
➢	Ongoing best efforts to successfully and profitably manage the biodiesel facility and its business operations in EFB’s best interests;
➢	Ensuring that biodiesel facility personnel and service providers are hired, terminated, and replaced as necessary;
➢	Driving procurement and marketing activities, directly or via service providers, such that raw material costs are minimized and that finished product revenues are maximized;
➢	Oversight of EFB’s Risk Management Program;
➢	Ensuring financial controls are in place and complied with in all purchasing, payment, and accounting procedures;
➢

Assuring that all city, county, state, and federal rules and regulations are being met; including in part regulations related to: air quality, storm water discharge, OSHA, and any other regulations pertaining to plant operation;

➢	Developing business goals for and overseeing all aspects of facility environmental, safety, quality, productivity, customer, and cost accountabilities;
➢	Participating in the development and management of vendor, supplier, marketer, and customer relationships;
➢	Driving quality efforts at the facility including achievement of BQ-9000 Certification;
➢	Developing EFB’s annual budget for presentation to and approval of EFB’s Board of Directors;
➢	Attending meetings of the Board and providing regular business performance reports and other information upon the Chairman of the Board’s request;
➢	Reporting to shareholders at annual and/or special membership meetings;
➢	Working with EFB’s Board to establish and refine EFB’s mission and business goals and working towards achievement of such mission and goals;
➢	Representing the interest of EFB in state and federal legislative activity efforts and working to retain incentives beneficial to EFB;
➢	Managing community and governmental relations including governmental biodiesel programs and media interactions;
➢	Participating fully with EFB Directors, its attorneys, and accountants in making reasonable disclosures required by the Securities Exchange Act of 1934 or other securities laws;
➢

Performing such other duties as may be required and agreed between RFM and EFB, while acting in compliance with EFB’s operating agreement and other governing documents provided to the CEO by the Board.

   RFM                                                                                                                                                                                                                                                                                               EFB